Exhibit 99.1

December 17, 2008

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

NOVEMBER 2008 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of November 30, 2008 served by J:COM’s 18 consolidated franchises reached 2.92 million, up 282,600, or 10.7% since November 30, 2007. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 5.26 million, up 593,300 or 12.7% since November 30, 2007. The bundle ratio (average number of services received per subscribing household) increased to 1.80 as of November 30, 2008 from 1.77 as of November 30, 2007. The cable television digital migration rate as of November 30, 2008 increased to 77% from 66% as of November 30, 2007.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries: 18 franchises; 41 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of November 30, 2008	2,355,700	1,366,200	1,541,200	5,263,100	2,923,800
	Digital: 1,815,900
As of November 30, 2007	2,175,400	1,200,100	1,294,300	4,669,800	2,641,200
Net year-over-year increase	180,300	166,100	246,900	593,300	282,600
Net increase as percentage	8.3%	13.8%	19.1%	12.7%	10.7%

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 18 consolidated subsidiaries (as of November 30, 2008) at the local level serving 2.92 million subscribing households (as of November 30, 2008) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 10.92 million. Jupiter TV Company, formerly Jupiter TV Co., Ltd., invests in and operates 16 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp/english.html